Exhibit 99.1

Schnitzer Reports Second Quarter 2013 Financial Results

Sequential Improvement in Revenues and Earnings

Continued Momentum on Growth Strategy in Auto Parts and Metals Recycling Businesses

PORTLAND, Ore.--(BUSINESS WIRE)--April 3, 2013--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported adjusted earnings per share of $0.36 and earnings per share of $0.32 for its fiscal 2013 second quarter ended February 28, 2013. Adjusted results for the quarter exclude a $2 million pre-tax restructuring charge associated with cost reduction initiatives announced in August 2012. Performance exceeded our second quarter market outlook issued in February due to better than anticipated operational performance in our Metals Recycling and Auto Parts Businesses, lower corporate expenses and additional tax benefits. In the first quarter of 2013, the Company reported an adjusted loss per share of $0.02 and a loss per share of $0.06.

During the second quarter, ferrous export selling prices strengthened with average prices for February shipments approximately $40 per ton higher than average prices for shipments at the end of the first quarter. Higher commodity prices, together with significant improvements in sales volumes in our Metals Recycling Business and car purchase volumes in our Auto Parts Business, drove improved performance sequentially in the second quarter.

Summary Results
($ in millions, except per share amounts)
	Quarter
	2Q13	1Q13	Change	2Q12	Change
Revenues	$662	$593	12%	$887	(25)%

Operating Income	$11	$1	NM	$18	(37)%
Restructuring Charges	2	2	(3)%	—	NM
Adjusted Operating Income(1)	$13	$3	361%	$18	(28)%

Net Income (Loss) attributable to SSI	$9	$(2)	NM	$10	(10)%
Restructuring Charges, net of tax	1	1	—%	—	NM
Adjusted Net Income (Loss) attributable to SSI(1)	$10	$(1)	NM	$10	—%

Net Income (Loss) per share attributable to SSI	$0.32	$(0.06)	NM	$0.35	(7)%
Restructuring Charges, net of tax, per share	0.04	0.04	—%	—	NM
Adjusted diluted EPS attributable to SSI(1)(2)	$0.36	$(0.02)	NM	$0.35	3%

(1) Adjusted for restructuring charges. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

(2) Second quarter of fiscal 2013 includes tax benefits of $3 million, or $0.10 per share, relating to the release of a valuation allowance which had been recorded in the first quarter of fiscal 2013 and other discrete tax benefits. First quarter of fiscal 2013 includes tax expense of $2 million, or $0.06 per share, relating to recording the valuation allowance.

NM = Not meaningful

“Our operating performance improved significantly during our second quarter, led by rising commodity prices, improved volumes in both our Metals Recycling and Auto Parts Businesses, and the operational efficiencies we have gained through the implementation of our cost reduction program,” said Tamara Lundgren, President and Chief Executive Officer. “During the first half of fiscal 2013, our restructuring initiatives delivered an 11% reduction in SG&A year over year while we continued to advance our strategic growth initiatives. In the second quarter, our Auto Parts Business significantly improved its sequential operating margin to 11% for stores owned more than a year and added ten new sites which will provide access to additional supply in our core markets. In our Metals Recycling Business, we completed testing of our new shredder which will provide increased processing capabilities in Western Canada during the third quarter of fiscal 2013. Embedded in both growth initiatives is the opportunity to generate enhanced synergies between our Metals Recycling and Auto Parts Businesses. As 2013 progresses, we will continue to focus on delivering improved operational performance, maintaining our strong balance sheet and optimizing our cost base, while continuing to pursue our growth strategy.”

Key business drivers during the second quarter of fiscal 2013:

  Metals Recycling Business (MRB) generated operating income per ferrous ton of approximately $13, an increase of 117% from the first quarter of fiscal 2013, due to a combination of higher selling prices and sales volume for both ferrous and nonferrous products.
  Auto Parts Business (APB) improved its operating income margin from the first quarter, excluding the adverse impact related to the new sites added during the quarter which include transaction, integration and startup costs. In addition, APB increased its car purchase volume to 88 thousand cars, reflecting an 11% sequential increase which includes a partial quarter contribution from new sites.
  Steel Manufacturing Business (SMB) generated $1 million in operating income on sequentially lower selling volumes, primarily due to the typical seasonal slowdown in demand during the second quarter.

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M lbs)

	Quarter
	2Q13	1Q13	Change	2Q12	Change
Total Revenues	$576	$494	17%	$782	(26)%

Ferrous Revenues	$443	$370	20%	$613	(28)%
Ferrous Volumes	1,103	955	16%	1,353	(18)%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$372	$358	4%	$421	(12)%

Nonferrous Revenues	$125	$117	7%	$159	(21)%
Nonferrous Volumes	126	119	6%	169	(26)%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.97	$0.95	2%	$0.91	7%

Operating Income(2)	$14	$6	150%	$20	(29)%

(1) Sales prices are shown net of freight
(2) Operating income does not include the impact of restructuring charges

Sales Volumes: Ferrous sales volumes of 1.1 million tons in the second quarter increased 16% from first quarter levels, primarily due to higher demand in the export markets and the timing of sales. Nonferrous sales volumes of 126 million pounds increased 6% sequentially, primarily due to the impact of higher production levels and the timing of sales.

Export customers accounted for 76% of total ferrous sales volumes in the second quarter. Our ferrous and nonferrous products were shipped to 14 countries, with Turkey, China and South Korea being the top ferrous export destinations.

Pricing: Demand strengthened in the export markets for February shipments, resulting in a 4% increase in average net ferrous selling prices from first quarter levels. Nonferrous prices were in line with the prior quarter.

Margins: Operating income per ferrous ton was $13, a sequential increase of $7 per ton, or 117%, due to a combination of higher ferrous export selling prices and sales volumes and the timing of sales. The supply of scrap continued to be constrained by low US GDP growth which moderated the overall improvement to margins.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions)
	Quarter
	2Q13	1Q13	Change	2Q12	Change
Revenues	$78	$70	12%	$78	—%
Operating Income(1)	$7	$6	5%	$9	(23)%

Car Purchases Volumes (000s)	88	79	11%	84	5%
Locations (end of quarter)	59	51	16%	51	16%

(1) Operating income does not include the impact of restructuring charges

Revenues: Revenues in the second quarter increased 12% sequentially due to higher commodity prices and higher sales volumes.

Margins: During the second quarter, operating margins, excluding the impact of new sites, increased sequentially to 11% primarily due to the impact of higher commodity prices on scrap sales, higher car purchase volumes and lower SG&A costs. During the second quarter, APB incurred $2 million of operating losses, including transaction, integration and startup costs, related to the new sites added during the quarter which lowered APB's reported operating margin to 9%. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

New Sites: During the second quarter, APB invested in ten new sites through a combination of acquisitions and greenfield developments which, in the aggregate, will increase the number of our total stores by 20% and are expected to increase annualized car purchase volumes by approximately 15%. These new sites will expand APB's position in our core markets and further enhance operational synergies with our Metals Recycling Business.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume in thousands of short tons)

	Quarter
	2Q13	1Q13	Change	2Q12	Change
Revenues	$ 71	$ 92	(23)%	$ 85	(16)%
Operating Income (Loss)	$ 1	$ 3	(69)%	$ (1)	NM

Avg. Net Sales Prices ($/ST)	$ 690	$ 680	1%	$ 725	(5)%
Finished Goods Sales Volumes	96	130	(26)%	112	(15)%

NM = Not meaningful

Sales Volumes: Finished steel sales volumes of 96 thousand tons decreased 26% from the first quarter of fiscal 2013.

Pricing: Average net sales prices for finished steel products of $690 per short ton approximated the first quarter.

Margins: Compared to the first quarter, higher costs for raw materials, a lower utilization rate resulting from planned maintenance and a typical seasonal slowdown in demand during the quarter resulted in operating income of $1 million.

Cost Reductions

During the first half of fiscal 2013, SG&A was 11% lower as compared to the prior year. In August we announced cost reduction initiatives which are expected to lower annual pre-tax operating costs by $25 million and are anticipated to be substantially implemented by the end of fiscal 2013. Total pre-tax restructuring charges are expected to be approximately $13 million. During the second quarter, we incurred a $2 million expense related to the restructuring charge. In aggregate, we have incurred $8 million of the total $13 million anticipated restructuring charge, and we expect to recognize the balance during the remainder of fiscal 2013.

Corporate Items

Corporate expense in the second quarter was $2 million lower sequentially due to cost reduction initiatives and lower professional fees.

Operating results in the second quarter include a $2 million pre-tax restructuring charge associated with cost reduction initiatives announced in August 2012 which equates to $0.04 per share.

Income tax expense in the second quarter included the release of a valuation allowance on deferred tax assets of a foreign subsidiary of approximately $2 million, which had been recorded in the first quarter. In addition, we had $1 million in other discrete tax benefits. In aggregate, tax benefits in the second quarter equated to $0.10 per share.

Total debt at period end increased by $66 million, compared to the fourth quarter of fiscal 2012, to $401 million, primarily reflecting the newly acquired APB sites and higher working capital.

Analysts' Conference Call: Second Quarter of Fiscal 2013

A conference call and slide presentation to discuss results will be held today, April 3, 2013, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28,	November 30,	February 29,	February 28,	February 29,
	2013	2012	2012	2013	2012

REVENUES:

Metal Recycling Business:
Ferrous sales	$443,418	$370,476	$612,603	$813,894	$1,190,627
Nonferrous sales	125,255	116,601	158,997	241,856	301,287
Other sales	7,518	7,384	10,333	14,902	18,457
TOTAL MRB SALES	576,191	494,461	781,933	1,070,652	1,510,371

Auto Parts Business	78,082	69,555	78,232	147,637	162,285
Steel Manufacturing Business	71,247	92,029	84,523	163,276	164,424
Intercompany sales and eliminations	(63,310)	(63,225)	(58,076)	(126,535)	(138,293)
Total Revenues	$662,210	$592,820	$886,612	$1,255,030	$1,698,787

OPERATING INCOME:
Metal Recycling Business	$14,158	$5,654	$19,952	$19,812	$33,051
Auto Parts Business	6,711	6,364	8,708	13,075	19,150
Steel Manufacturing Business	1,041	3,404	(868)	4,445	349
Segment operating income(1)	21,910	15,422	27,792	37,332	52,550

Corporate expense	(8,942)	(11,144)	(9,589)	(19,935)	(19,885)
Intercompany eliminations	(38)	(1,472)	(216)	(1,660)	290
Adjusted operating income	12,930	2,806	17,987	15,737	32,955

Restructuring charges	(1,540)	(1,593)	—	(3,133)	—
Total operating income	$11,390	$1,213	$17,987	$12,604	$32,955

(1) Segment operating income does not include the impact of restructuring charges.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28,	November 30,	February 29,	February 28,	February 29,
	2013	2012	2012	2013	2012
Revenues	$662,210	$592,820	$886,612	$1,255,030	$1,698,787
Cost of goods sold	600,786	541,884	817,087	1,142,670	1,559,303
Selling, general and administrative	48,760	47,995	52,370	96,754	108,362
Loss (Income) from joint ventures	(266)	135	(832)	(131)	(1,833)
Restructuring charges	1,540	1,593	—	3,133	—
Operating income	11,390	1,213	17,987	12,604	32,955
Interest expense	(2,354)	(2,017)	(3,472)	(4,371)	(6,743)
Other income (expense), net	(49)	321	617	271	223
Income (loss) before income taxes	8,987	(483)	15,132	8,504	26,435
Income tax expense	(244)	(960)	(4,767)	(1,205)	(8,328)
Net income (loss)	8,743	(1,443)	10,365	7,299	18,107
Net income attributable to noncontrolling interests	(100)	(228)	(735)	(329)	(1,462)
Net income (loss) attributable to SSI	$8,643	$(1,671)	$9,630	$6,970	$16,645

Income (loss) per share attributable to SSI - basic	$0.32	$(0.06)	$0.35	$0.26	$0.61
Income (loss) per share attributable to SSI - diluted	$0.32	$(0.06)	$0.35	$0.26	$0.60

Weighted average number of common shares:
Basic	26,640	26,567	27,509	26,597	27,480
Diluted	26,781	26,567	27,781	26,751	27,734
Dividends declared per common share	$0.188	$0.188	$0.017	$0.376	$0.034

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

			Fiscal YTD					Fiscal
	1Q13	2Q13	1H13	1Q12	2Q12	3Q12	4Q12	2012
Metals Recycling Business
Ferrous Selling Prices ($/LT) (1)
Domestic	$354	$363	$358	$420	$424	$414	$357	$406
Exports	360	374	368	436	420	427	384	417
Average	$358	$372	$365	$432	$421	$424	$378	$415

Ferrous Sales Volume (LT)
Domestic	279,450	260,509	539,959	319,451	297,142	308,521	261,747	1,186,861
Export	675,212	842,509	1,517,722	912,939	1,055,237	1,044,063	915,927	3,928,166
Total	954,662	1,103,018	2,057,681	1,232,390	1,352,379	1,352,584	1,177,674	5,115,027

Nonferrous Average Price ($/LB) (1)	$0.95	$0.97	$0.96	$1.00	$0.91	$0.97	$0.90	$0.94

Nonferrous Sales Volume (LB, in 000s)	118,931	125,500	244,432	137,243	168,545	154,071	168,794	628,652

Steel Manufacturing Business
Sales Prices ($/ST) (1) (2)
Average	$680	$690	$684	$722	$725	$734	$685	$715

Sales Volume (ST) (2)
Rebar	78,159	58,132	136,291	62,487	51,141	55,378	74,797	243,803
Coiled Products	45,533	32,130	77,663	39,120	55,785	42,753	45,103	182,761
Merchant Bar and Other	5,926	5,355	11,281	5,030	5,097	4,812	5,837	20,776
Total	129,618	95,617	225,235	106,637	112,023	102,943	125,737	447,340

Auto Parts Business
Car purchase volumes (000)	79	88	167	85	84	89	81	339
Number of self-service locations at end of quarter	51	59	59	50	51	51	51	51

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	February 28, 2013	August 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$34,540	$89,863
Accounts receivable, net	159,055	137,313
Inventories, net	305,454	246,992
Other current assets	45,948	42,651
Total current assets	544,997	516,819

Property, plant and equipment, net	566,890	564,185

Goodwill and other assets	695,543	682,569
Total assets	$1,807,430	$1,763,573

Liabilities and Equity
Current liabilities:
Short-term borrowings	$669	$683
Other current liabilities	157,506	178,159
Total current liabilities	158,175	178,842

Long-term debt	400,720	334,629

Other long-term liabilities	145,143	142,158

Redeemable noncontrolling interest	24,760	22,248

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	1,073,289	1,080,583
Noncontrolling interests	5,343	5,113
Total equity	1,078,632	1,085,696
Total liabilities and equity	$1,807,430	$1,763,573

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted operating income, adjusted net income (loss) attributable to SSI, adjusted diluted earnings per share attributable to SSI and operating income margin for APB stores owned more than a year. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for restructuring charges that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. In addition, management believes that the non-GAAP financial measure relating to the Auto Parts Business new stores impact provides a meaningful presentation of the operating segment's results by excluding operating results relating to newly added stores and thus improve period-to-period comparability of the results of the segment's core business. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Consolidated Operating Income
($ in millions)	Quarter
	2Q13	1Q13	2Q12
Operating Income	$11	$1	$18
Restructuring Charges	2	2	—
Adjusted Operating Income	$13	$3	$18

Net Income (Loss) attributable to SSI
($ in millions)	Quarter
	2Q13	1Q13	2Q12
Net Income (Loss) attributable to SSI	$9	$(2)	$10
Restructuring Charges, net of tax	1	1	—
Adjusted Net Income (Loss) attributable to SSI	$10	$(1)	$10

Diluted Earnings per share attributable to SSI
($ per share)	Quarter
	2Q13	1Q13	2Q12
Net Income (Loss) per share attributable to SSI	$0.32	$(0.06)	$0.35
Restructuring Charges, net of tax, per share	0.04	0.04	—
Adjusted Diluted EPS attributable to SSI	$0.36	$(0.02)	$0.35

Auto Parts Business New Stores Impact
($ in millions)	2Q13
	Existing Stores(1)	New Stores(2)	Reported
Revenues	$75	$3	$78
Operating Income (Loss)(3)	8	(2)	7
Operating Income Margin	11%	NM	9%
Car Purchase Volumes (000)	84	4	88
(1) Existing Stores represents APB operations for stores owned one year or more.
(2) New Stores represent new acquisitions, or greenfield development, owned less than one year.
(3) Does not foot due to rounding.
NM = Not meaningful

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 58 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 59 self-service facilities located in 16 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 107th year of operations in 2013.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, including statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction; changes to manufacturing and production processes; the cost of compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; savings or additional costs from business realignment and cost containment programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” “plan,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the realization of expected cost reductions related to restructuring initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; product liability claims; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
Company Info:
www.schnitzersteel.com
ir@schn.com